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EXHIBIT 11




                              HECHINGER COMPANY
            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                 (unaudited)

                                                                    13 WEEKS ENDED                           39 WEEKS ENDED
                                                             NOV. 2, 1996       OCT. 28, 1995        NOV. 2, 1996      OCT.28,1995
                                                            ---------------    ---------------      --------------    -------------
Net (loss) earnings                                          $  (9,965,000)     $ (6,406,000)        $ (3,739,000)     $3,901,000


Interest on 5-1/2% convertible debentures, net of tax
benefit (1)                                                           -                  -                    -               -
                                                            ---------------    ---------------      --------------    -------------

Net (loss) earnings for primary and fully diluted
earnings per share                                           $  (9,965,000)     $ (6,406,000)        $ (3,739,000)     $3,901,000
                                                            ===============    ===============      ==============    =============

Weighted average shares outstanding                             42,158,556        42,117,066           42,161,820      42,109,721


Dilutive effect of stock options and restricted stock and
performance share awards after application of the                      -               -                      -           105,754
treasury stock method

Additional shares issuable assuming full conversion of
the 5-1/2% debentures into Class A common stock (1)                    -               -                      -               -
                                                            ---------------    ---------------      --------------    -------------

Common and common equivalent shares outstanding for
primary earnings per share                                      42,158,556        42,117,066           42,161,820      42,215,475

Additional dilution from stock options and restricted
stock and performance share awards after application of
the treasury stock method                                              -                -                     -               -
                                                            ---------------    ---------------      --------------    -------------

Common and common equivalent shares outstanding for fully
diluted earnings per share                                      42,158,556        42,117,066           42,161,820      42,215,475
                                                            ===============    ===============      ==============    =============



Primary (loss) earnings per common share                            ($0.24)           ($0.15)              ($0.09)          $0.09
                                                            ===============    ===============      ==============    =============

Fully diluted (loss) earnings per common share                      ($0.24)           ($0.15)              ($0.09)          $0.09
                                                            ===============    ===============      ==============    =============

(1) The 5-1/2% Convertible Subordinated Debentures, stock options, restricted stock and performance share awards were antidilutive for the 13 weeks and 39 weeks ended November 2, 1996 and 13 weeks ended October 28, 1995. The 5-1/2% Convertible Subordinated Debentures were antidilutive for the 39 weeks ended October 28, 1995.




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